Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	TTM Technologies, Inc.	Guerrant Associates
	Steve Richards, Chief Financial Officer	Laura Guerrant
	(714) 241-0303	(808) 882-1467
	investor@ttmtech.com	lguerrant@guerrantir.com

TTM TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2008 RESULTS
Improved Net Sales, Gross Margin and Net Income

SANTA ANA, CA –– April 30, 2008 –– TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board (PCB) manufacturer, today reported results for the first quarter of 2008, ended March 31, 2008.

Financial & Operational Highlights
▪	First quarter 2008 net sales of $174.1 million improved 3.9 percent over fourth quarter 2007 net sales.
▪	First quarter 2008 gross margin of 21.6 percent increased 90 basis points over fourth quarter 2007 gross margins.
▪	First quarter 2008 net income of $14.4 million improved 21.5 percent over fourth quarter 2007 net income.
▪
Strong operating cash flow of $26.8 million enabled further pay down of debt associated with the Printed Circuit Group (PCG) acquisition.  TTM paid down $10 million in debt during the first quarter, reducing the debt balance to $75 million.

First Quarter 2008 Financial Results
Commenting on results for the first quarter, Kent Alder, President and CEO of TTM, noted, “We delivered another quarter of solid financial performance, with the Aerospace/Defense end market showing improved strength, coupled with continued strong demand for our high tech manufacturing services. Our results were above expectations, and we realized sequential improvement in net sales, gross margin and net income.  The first quarter results are a real compliment to the management team and demonstrate the success we are having as we work to improve margins.”  Alder added, “TTM’s business and end market demand remain healthy and stable, and the Company has not seen a significant impact from the slowing global economy.  We will continue to operate efficiently and effectively, with a customer-focused strategy to grow our business and create value.”

First quarter 2008 net sales of $174.1 million improved 3.9 percent over fourth quarter 2007 net sales of $167.5 million.

First quarter 2008 gross margin of 21.6 percent increased 90 basis points over fourth quarter 2007 gross margin of 20.7 percent.

Selling and marketing expense for the first quarter was $7.7 million, representing 4.4 percent of sales.  This is relatively consistent with fourth quarter selling and marketing expense of $7.6 million, representing 4.6 percent of sales.

TTM Technologies, Inc. Reports First Quarter 2008 Financial Results…….Page  2 of 3

General and administrative expense, including amortization of intangibles, for the first quarter was $9.2 million, representing 5.3 percent of sales.  This compares to fourth quarter general and administrative expense, including amortization of intangibles, of $9.5 million, representing 5.7 percent of sales.  The decrease in general and administrative expense was primarily due to lower auditing and consulting expense.

The Company noted that a one-time benefit attributable to an agreement reached with a vendor regarding metal reclamation positively affected operating income for the quarter.  The $3.7 million benefit recorded as metal reclamation added approximately $0.05 to diluted earnings per share for the first quarter.

TTM posted operating income of $24.4 million for the first quarter, an increase of 39.2 percent over fourth quarter operating income of $17.6 million.

First quarter net income of $14.4 million, or $0.34 per diluted share, increased 21.5 percent over fourth quarter net income of $11.8 million, or $0.28 per diluted share.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter was $31.0 million, or 17.8 percent of sales, compared with fourth quarter EBITDA of $24.4 million, or 14.5 percent of sales.  (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements accompanying this press release.)

First Quarter Segment Information – PCB Manufacturing and Backplane Assembly
TTM Technologies reports two operating segments: PCB Manufacturing and Backplane Assembly.

For the PCB Manufacturing segment, first quarter net sales (before inter-company sales) were $148.7 million, compared with $147.5 million in the fourth quarter.  First quarter operating segment income (before amortization of intangibles) was $22.7 million, compared with $17.1 million in the fourth quarter.

For the Backplane Assembly segment, first quarter net sales (before inter-company sales) were $32.6 million, compared with $27.8 million in the fourth quarter.  First quarter operating segment income (before amortization of intangibles) was $2.7 million, compared with $1.5 million in the fourth quarter.

Balance Sheet
Cash and cash equivalents at the end of the first quarter totaled $32.6 million, compared with $18.7 million at the end of the fourth quarter. This increase in cash is primarily attributable to higher net income and strong collection of receivables during the first quarter.

TTM’s strong operating cash flow contributed to continued pay down of debt associated with the PCG acquisition.  During the quarter, the Company reduced debt by $10 million, reducing the total debt balance to $75 million.

Second Quarter Fiscal Year 2008 Forecast
For the second quarter of 2008, TTM estimates revenues in a range of $170 million to $177 million and earnings in a range of $0.20 to $0.25 per diluted share.

TTM Technologies, Inc. Reports First Quarter 2008 Financial Results…….Page 3 of 3

To Access the Live Web Cast/Conference Call
The company will host a conference call to discuss the first quarter results and second quarter outlook on April 30, 2008, at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time).

To listen to the live web cast, log on to the TTM Technologies website at http://www.ttmtech.com.  To access the live conference call, dial 303-262-2140 or 800-240-6709.

To Access a Replay of the Web Cast
A digital replay will be available on TTM Technologies' website at http://www.ttmtech.com and will remain accessible for one week following the live event.

A telephone replay also will be available beginning two hours after the conclusion of the conference call until May 2, 2008.  You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11112623#.

Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the company's dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM
TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.  Additional information can be found at www.ttmtech.com.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	First Quarter		Fourth Quarter
	2008	2007	2007

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$174,071	$176,897	$167,466
Cost of goods sold	136,469	142,176	132,809

Gross profit	37,602	34,721	34,657

Operating expenses:
Selling and marketing	7,714	7,560	7,623
General and administrative	8,205	8,342	8,445
Amortization of definite-lived intangibles	947	1,025	1,036
Metal reclamation	(3,700)	-	-
Total operating expenses	13,166	16,927	17,104

Operating income	24,436	17,794	17,553

Interest expense	(1,835)	(5,098)	(2,734)
Interest income and other, net	284	759	200

Income before income taxes	22,885	13,455	15,019
Income tax provision	(8,513)	(4,990)	(3,186)

Net income	$14,372	$8,465	$11,833

Earnings per common share:
Basic	$0.34	$0.20	$0.28
Diluted	$0.34	$0.20	$0.28

Weighted average common shares:
Basic	42,429	42,149	42,360
Diluted	42,736	42,398	42,756

SELECTED BALANCE SHEET DATA
	March 31, 2008	December 31, 2007
Cash and cash equivalents	$32,569	$18,681
Accounts receivable, net	118,240	118,581
Inventories	73,646	65,675
Total current assets	239,590	219,936
Property, plant and equipment, net	121,796	123,647
Other non-current assets	156,013	155,215
Total assets	517,399	498,798

Current portion long-term debt	$43,000	$40,000
Accounts payable	61,936	53,632
Total current liabilities	134,270	121,097
Long-term liabilities	38,444	49,107
Stockholders' equity	344,685	328,594
Total liabilities and stockholders' equity	517,399	498,798

SUPPLEMENTAL DATA
	First Quarter		Fourth Quarter
	2008	2007	2007
EBITDA	$30,976	$25,468	$24,355
EBITA	$25,696	$19,608	$18,818

Gross margin	21.6%	19.6%	20.7%
EBITDA margin	17.8	14.4	14.5
Operating margin	14.0	10.1	10.5

End Market Breakdown:
	First Quarter		Fourth Quarter
	2008	2007	2007

Networking/Communications	42%	43%	40%
Aerospace/Defense	34	28	33
Computing/Storage/Peripherals	12	13	13
Medical/Industrial/Instrumentation/Other	12	16	14

Stock-based Compensation:
	First Quarter		Fourth Quarter
	2008	2007	2007
Amount included in:
Cost of goods sold	$233	$187	$250
Selling and marketing	73	50	22
General and administrative	685	423	622
Total stock-based compensation expense	$991	$660	$894

Operating Segment Data:
	First Quarter		Fourth Quarter
Net sales:	2008	2007	2007
PCB Manufacturing	$148,705	$152,151	$147,524
Backplane Assembly	32,570	33,657	27,837
Total Sales	181,275	185,808	175,361
Inter-Company Sales	(7,204)	(8,911)	(7,895)
Total Net Sales	$174,071	$176,897	$167,466

Operating Segment Income:
PCB Manufacturing	$22,679	$16,367	$17,055
Backplane Assembly	2,704	2,452	1,534
Total Op Segment Income	25,383	18,819	18,589
Amortization of Intangibles	(947)	(1,025)	(1,036)
Total Op Income	24,436	17,794	17,553
Total Other Income (Expense)	(1,551)	(4,339)	(2,534)
Income Before Income Taxes	$22,885	$13,455	$15,019

RECONCILIATIONS*
	First Quarter		Fourth Quarter
	2008	2007	2007
EBITA/EBITDA reconciliation:
Net income	$14,372	$8,465	$11,833
Add back items:
Income taxes	8,513	4,990	3,186
Interest expense	1,835	5,098	2,734
Amortization of intangibles	976	1,055	1,065
EBITA	25,696	19,608	18,818

Depreciation expense	5,280	5,860	5,537
EBITDA	$30,976	$25,468	$24,355

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

"EBITDA" means earnings before interest expense, income taxes, depreciation and amortization.  "EBITA" means earnings before interest expense, income taxes and amortization.  We present EBITDA / EBITA to enhance the understanding of our operating results.  EBITDA / EBITA is a key measure we use to evaluate our operations.  In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements.  However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure  of operating results in accordance with accounting principles generally accepted in the United States of America.